EXHIBIT 99.1

FOR:	EMCOR GROUP, INC.
News Release
CONTACT:	R. Kevin Matz Executive Vice President Shared Services (203) 849-7938

FTI Consulting, Inc. Investors: Effie Veres (212) 850-5600

LAK Public Relations, Inc. Media: Lisa Linden / Mollie Fullington (212) 575-4545 / (917) 346-6123

EMCOR GROUP, INC. REPORTS FIRST QUARTER RESULTS

- Record First Quarter Revenues of $1.74 Billion -
- Total Backlog of $3.85 Billion; 3.1% Increase Year-over-Year -
- Increases 2016 Revenue Guidance and Low-End of Diluted EPS Guidance Range -

NORWALK, CONNECTICUT, April 28, 2016 - EMCOR Group, Inc. (NYSE: EME) today reported results for the first quarter ended March 31, 2016.

For the first quarter of 2016, net income from continuing operations attributable to EMCOR was $34.4 million, or $0.56 per diluted share, compared to $33.2 million, or $0.52 per diluted share, in the first quarter of 2015. Included in net income from continuing operations attributable to EMCOR for the first quarter of 2016 were transaction expenses of $0.7 million after tax, or $0.01 per diluted share, related to the Company’s acquisition of Ardent Services, L.L.C. and Rabalais Constructors, LLC (collectively, “Ardent”), which was completed on April 15, 2016. Excluding these expenses, non-GAAP net income from continuing operations attributable to EMCOR in the first quarter of 2016 was $35.1 million, or $0.57 per diluted share. Revenues for the first quarter of 2016 were $1.74 billion, an increase of 9.8% compared to revenues of $1.59 billion for the first quarter of 2015.

Operating income for the first quarter of 2016 was $55.6 million, or 3.2% of revenues, compared to operating income of $55.3 million, or 3.5% of revenues, for the first quarter of 2015. Included in operating income for the first quarter of 2016 were pre-tax transaction expenses of $1.1 million related to the Ardent acquisition. Excluding these expenses, non-GAAP operating income for the first quarter of 2016 was $56.7 million.

Selling, general and administrative expenses for the first quarter of 2016 were $167.4 million, or 9.6% of revenues, compared to $161.6 million, or 10.2% of revenues, in the year ago period.

The Company's income tax rate in the first quarter of 2016 was 35.5%, compared to an income tax rate of 37.9% in the year ago period.

EMCOR Reports First Quarter Results	Page 2

Backlog as of March 31, 2016 was $3.85 billion, a 3.1% increase compared to $3.74 billion at the end of the first quarter of 2015. Domestic backlog grew $119 million year-over-year, while backlog in the UK Building Services segment decreased $3 million year-over-year primarily driven by the negative impact of foreign currency translation. Growth in backlog in the U.S. Mechanical Construction and U.S. Building Services segments more than offset declines in the U.S. Industrial Services and U.S. Electrical Construction segments. From an end market perspective, backlog growth in the water & wastewater, industrial, transportation and hospitality/gaming sectors was partially offset by declines in the healthcare, institutional and commercial sectors. On a sequential basis, backlog as of March 31, 2016 of $3.85 billion increased 2.1% as compared to backlog as of December 31, 2015 of $3.77 billion.

Tony Guzzi, President and Chief Executive Officer of EMCOR Group, commented, “The first quarter was a strong start to the year as we delivered record revenues driven by organic growth in each of our segments. While the majority of the 8.9% organic growth represents solid revenue conversion from prior backlog growth in our construction operations, a portion of the positive comparison benefits from the year-ago period being adversely impacted by difficult weather conditions for our construction operations, especially in the Northeast, and by a nationwide refinery operators strike in early 2015 that caused certain of our turnaround projects to be cancelled or deferred. In the quarter, we also experienced continued growth in our backlog, which now stands at its highest level since 2008, demonstrating our ability to capitalize on the ongoing recovery in non-residential construction.”

Mr. Guzzi added, “The strongest segment performance in the first quarter came from our U.S. Mechanical Construction segment, which delivered double-digit revenue and operating income growth, reflecting robust organic growth across several of our end markets. Our U.S. Electrical Construction segment experienced strong revenue growth with slightly lower operating margins due to write-downs on two transportation projects. Revenues in our U.S. Building Services segment were essentially flat largely due to an unseasonable winter, which negatively impacted our commercial site-based business. This segment’s operating income was also impacted by the comparison to the prior year period which included a one-time favorable legal settlement. In our Industrial Services segment, both revenue and operating income benefitted from increased demand in field specialty services, as the prior year was negatively impacted by the refinery operators strike in early 2015. In the UK, we delivered organic revenue growth and grew operating margins despite facing foreign exchange headwinds.”

Mr. Guzzi concluded, “We continue to be encouraged by our prospects for 2016, underscored by the growth and strength of our backlog. For the third consecutive quarter, our backlog grew when compared to backlog as of a year ago and the immediately preceding quarter. We are revising our full year revenue guidance upwards reflecting our continued optimism that the non-residential construction sector will improve for the remainder of 2016 and confidence in our ability to successfully integrate and position our recent acquisitions for solid growth. Additionally, our strong cash position and healthy balance sheet continue to provide us with the flexibility to pursue strategic acquisitions, drive solid organic growth, and return capital to shareholders through share repurchases and dividends.”

The Company noted that based on the expected accretion from its recent acquisitions, the current size and mix of its backlog and assuming continued improvement in market conditions, EMCOR expects full year 2016 revenues to now be approximately $7.2 billion, up from an initial range of $6.9 billion to $7.0 billion, and full year 2016 diluted earnings per share from continuing operations, excluding transaction expenses related to the Ardent acquisition, to now be in the range of $2.75 to $3.00, up from an initial range of $2.70 to $3.00.

EMCOR Reports First Quarter Results	Page 3

Please see the attached tables for a reconciliation of non-GAAP operating income, non-GAAP net income from continuing operations attributable to EMCOR and non-GAAP diluted earnings per share from continuing operations to the comparable GAAP figures.

EMCOR Group, Inc. is a Fortune 500 leader in mechanical and electrical construction services, industrial and energy infrastructure and building services. This press release and other press releases may be viewed at the Company’s website at www.emcorgroup.com.

EMCOR Group's first quarter conference call will be available live via internet broadcast today, Thursday, April 28, at 10:30 AM Eastern Daylight Time. You can access the live call through the Company's website at www.emcorgroup.com.

This release may contain certain forward-looking statements within the meaning of the Private Securities Reform Act of 1995. Any such comments are based upon information available to EMCOR management and its perception thereof, as of this date, and EMCOR assumes no obligation to update any such forward-looking statements. These forward-looking statements may include statements regarding market opportunities, market share growth, gross profit, backlog mix, projects with varying profit margins, and selling, general and administrative expenses. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Accordingly these statements are no guarantee of future performance. Such risk and uncertainties include, but are not limited to, adverse effects of general economic conditions, changes in the political environment, changes in the specific markets for EMCOR’s services, adverse business conditions, availability of adequate levels of surety bonding, increased competition, unfavorable labor productivity and mix of business and failure to achieve expected accretion and other expected benefits of the transaction. Certain of the risks and factors associated with EMCOR's business are also discussed in the Company's 2015 Form 10-K and in other reports filed from time to time with the Securities and Exchange Commission. All these risks and factors should be taken into account in evaluating any forward-looking statements.

EMCOR GROUP, INC.
FINANCIAL HIGHLIGHTS
(In thousands, except share and per share information)
(Unaudited)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	For the three months ended March 31,
	2016	2015
Revenues	$1,744,970	$1,589,187
Cost of sales	1,521,862	1,372,258
Gross profit	223,108	216,929
Selling, general and administrative expenses	167,402	161,591
Restructuring expenses	91	8
Operating income	55,615	55,330
Interest expense	(2,376)	(2,216)
Interest income	165	176
Income from continuing operations before income taxes	53,404	53,290
Income tax provision	18,969	20,225
Income from continuing operations	34,435	33,065
Loss from discontinued operation, net of income taxes	(81)	(355)
Net income including noncontrolling interests	34,354	32,710
Less: Net (income) loss attributable to noncontrolling interests	(6)	139
Net income attributable to EMCOR Group, Inc.	$34,348	$32,849

Basic earnings (loss) per common share:
From continuing operations	$0.57	$0.53
From discontinued operation	$(0.00)	$(0.01)

Diluted earnings (loss) per common share:
From continuing operations	$0.56	$0.52
From discontinued operation	$(0.00)	$(0.00)

Weighted average shares of common stock outstanding:
Basic	60,903,335	63,058,911
Diluted	61,350,610	63,611,011

Dividends declared per common share	$0.08	$0.08

EMCOR GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	March 31, 2016 (Unaudited)	December 31, 2015
ASSETS
Current assets:
Cash and cash equivalents	$392,364	$486,831
Accounts receivable, net	1,352,416	1,359,862
Costs and estimated earnings in excess of billings on uncompleted contracts	134,632	117,734
Inventories	37,003	37,545
Prepaid expenses and other	64,512	64,140
Total current assets	1,980,927	2,066,112
Investments, notes and other long-term receivables	8,599	8,359
Property, plant & equipment, net	121,825	122,018
Goodwill	843,170	843,170
Identifiable intangible assets, net	463,364	472,834
Other assets	31,774	30,164
Total assets	$3,449,659	$3,542,657
LIABILITIES AND EQUITY
Current liabilities:
Borrowings under revolving credit facility	$—	$—
Current maturities of long-term debt and capital lease obligations	17,447	17,541
Accounts payable	439,782	488,251
Billings in excess of costs and estimated earnings on uncompleted contracts	421,145	429,235
Accrued payroll and benefits	235,529	268,033
Other accrued expenses and liabilities	205,849	209,361
Total current liabilities	1,319,752	1,412,421
Long-term debt and capital lease obligations	293,958	297,559
Other long-term obligations	351,499	352,621
Total liabilities	1,965,209	2,062,601
Equity:
Total EMCOR Group, Inc. stockholders’ equity	1,481,699	1,476,711
Noncontrolling interests	2,751	3,345
Total equity	1,484,450	1,480,056
Total liabilities and equity	$3,449,659	$3,542,657

EMCOR GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Three Months Ended March 31, 2016 and 2015
(In thousands) (Unaudited)

	2016	2015
Cash flows - operating activities:
Net income including noncontrolling interests	$34,354	$32,710
Depreciation and amortization	9,332	8,762
Amortization of identifiable intangible assets	9,470	9,461
Deferred income taxes	2,291	732
Excess tax benefits from share-based compensation	(1,217)	(955)
Equity income from unconsolidated entities	(228)	(470)
Other non-cash items	4,611	3,269
Distributions from unconsolidated entities	27	3,316
Changes in operating assets and liabilities, excluding the effect of businesses acquired	(95,801)	(74,646)
Net cash used in operating activities	(37,161)	(17,821)
Cash flows - investing activities:
Payments for acquisitions of businesses, net of cash acquired	(254)	—
Proceeds from sale of property, plant and equipment	484	1,571
Purchase of property, plant and equipment	(9,016)	(6,936)
Net cash used in investing activities	(8,786)	(5,365)
Cash flows - financing activities:
Repayments of long-term debt	(4,378)	(4,380)
Repayments of capital lease obligations	(460)	(985)
Dividends paid to stockholders	(4,879)	(5,039)
Repurchase of common stock	(34,074)	(21,148)
Proceeds from exercise of stock options	—	1,368
Payments to satisfy minimum tax withholding	(4,097)	(1,959)
Issuance of common stock under employee stock purchase plan	1,188	1,018
Payments for contingent consideration arrangements	—	(121)
Distributions to noncontrolling interests	(600)	(7,500)
Excess tax benefits from share-based compensation	—	955
Net cash used in financing activities	(47,300)	(37,791)
Effect of exchange rate changes on cash and cash equivalents	(1,220)	(2,185)
Decrease in cash and cash equivalents	(94,467)	(63,162)
Cash and cash equivalents at beginning of year	486,831	432,056
Cash and cash equivalents at end of period	$392,364	$368,894

EMCOR GROUP, INC.
SEGMENT INFORMATION
(In thousands) (Unaudited)

	For the three months ended March 31,
	2016	2015
Revenues from unrelated entities:
United States electrical construction and facilities services	$348,289	$318,994
United States mechanical construction and facilities services	611,890	511,026
United States building services	439,651	439,492
United States industrial services	257,504	232,725
Total United States operations	1,657,334	1,502,237
United Kingdom building services	87,636	86,950
Total worldwide operations	$1,744,970	$1,589,187

	For the three months ended March 31,
	2016	2015
Operating income (loss):
United States electrical construction and facilities services	$16,707	$16,674
United States mechanical construction and facilities services	23,877	20,901
United States building services	13,902	20,978
United States industrial services	18,866	12,833
Total United States operations	73,352	71,386
United Kingdom building services	3,311	2,378
Corporate administration	(20,957)	(18,426)
Restructuring expenses	(91)	(8)
Total worldwide operations	55,615	55,330
Other corporate items:
Interest expense	(2,376)	(2,216)
Interest income	165	176
Income from continuing operations before income taxes	$53,404	$53,290

EMCOR GROUP, INC.
RECONCILIATION OF 2016 AND 2015 OPERATING INCOME
(In thousands) (Unaudited)

In our press release, we provide actual 2016 and 2015 first quarter March 31, 2016 and 2015 operating income.  The following table provides a reconciliation between 2016 and 2015 operating income based on non-GAAP measures to the most direct comparable GAAP measures.

	For the three months ended March 31,
	2016	2015
GAAP operating income	$55,615	$55,330
Transaction expenses related to the acquisition of Ardent	1,081	—
Non-GAAP operating income, excluding Ardent transaction expenses	$56,696	$55,330

EMCOR GROUP, INC.
RECONCILIATION OF 2016 AND 2015 NET INCOME
(In thousands) (Unaudited)

In our press release, we provide actual 2016 and 2015 first quarter March 31, 2016 and 2015 net income from continuing operations attributable to EMCOR Group, Inc.  The following table provides a reconciliation between 2016 and 2015 net income from continuing operations attributable to EMCOR Group, Inc. based on non-GAAP measures to the most direct comparable GAAP measures.

	For the three months ended March 31,
	2016	2015
GAAP net income from continuing operations attributable to EMCOR Group, Inc. (1)	$34,429	$33,204
Transaction expenses related to the acquisition of Ardent (2)	656	—
Non-GAAP net income from continuing operations attributable to EMCOR Group, Inc., excluding Ardent transaction expenses	$35,085	$33,204

(1)  Amount is income from continuing operations less net income attributable to noncontrolling interest.
(2)  Amount is net of tax effect of $0.4 million in the 2016 quarter.

EMCOR GROUP, INC.
RECONCILIATION OF 2016 AND 2015 DILUTED EARNINGS PER SHARE FIGURES
(Unaudited)

In our press release, we provide actual 2016 and 2015 first quarter March 31, 2016 and 2015 diluted earnings per common share from continuing operations.  The following table provides a reconciliation between 2016 and 2015 diluted earnings per common share based on non-GAAP measures to the most direct comparable GAAP measures.

	For the three months ended March 31,
	2016	2015
GAAP diluted earnings per common share from continuing operations	$0.56	$0.52
Transaction expenses related to the acquisition of Ardent (1)	0.01	—
Non-GAAP diluted earnings per common share from continuing operations, excluding Ardent transaction expenses	$0.57	$0.52

(1)  Amount is net of tax effect of $0.4 million in the 2016 quarter.

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